Exhibit 23.1

CONSENT OF SULLIVAN & WORCESTER LLP

We hereby consent to the use of our name and any reference to our firm in the prospectus included in Post-Effective Amendment No. 3 to the Registration Statement on Form S-1 for Sit Rising Rate ETF (333-199190). In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

/s/ Sullivan & Worcester LLP

Sullivan & Worcester LLP

Washington, DC

January 11, 2017